EXHIBIT 99.1

June 2020

To our valued shareholders:

Thank you for your continued interest in Iconic Brands. Given the strong momentum that we have achieved on our product lines since the start of 2020, we thought this would be an opportune time to share our progress with the investment community.

During these unprecedented times, Iconic Brands is taking all necessary steps to advance our projects while remaining a responsible corporate citizen. The well-being of our employees, stakeholders, partners, and customers remains of the utmost importance to us.

Even in these challenging times we have been able to be nimble and seek out opportunities to continue the growth of the Company. There has been an overall growth in sales of alcohol, and Iconic has positioned itself to participate in this growth. We made an announcement recently about moving our sales online to accommodate the growth in demand and provide another distribution channel for our customers. We are also in discussions with a national retail chain to private-label for them, which we anticipate announcing in the near future. The wine and spirits sector continues to see strong signs of growth ahead, and we believe we are well-positioned to capture this opportunity.

We recently announced financials for the first quarter of 2020 and are pleased to report exceptional growth over the past several months. We saw revenue increase by 370% over the fourth quarter of 2019, with that period of revenue growth topping the previous three quarters combined. In addition, our total revenue for the full year of 2019 showed solid growth due to a strong fourth quarter. For 2019, revenue was $1,210,242, representing an increase of 114% year-over-year. During 2019, we restructured our balance sheet by eliminating over $1 million in debt, which allowed for significantly greater financial flexibility to focus on future growth opportunities. This momentum continued into the first quarter of 2020, where we saw revenues of $405,886, a 233% increase from the prior year first quarter, also driven by growth in sales of Bellissima Prosecco and Sparkling Wines, and Hooters Spirits.

44 Seabro Avenue Amityville, NY 11701	OTCQB:ICNB	www.iconicbrandsusa.com

I will touch on the individual brands later in the letter, but I do want to stress the solid traction that our Bellissima Zero Sugar Sparkling Wine is receiving. Bellissima Zero Sugar Sparkling Wine is becoming a top choice for health-conscious people looking for a healthier wine. The sales from online, stores, restaurants and venues have been promising. Our Brand Partner, Christie Brinkley, was featured on Extra and Entertainment Tonight (ET), and was on the cover of the April edition of Wine Enthusiast magazine. She has also been featured along with Bellissima Prosecco and Sparkling Wines on QVC in December, January and just recently in April.

Iconic and all our team members take immense pride in our work, and we believe we are taking all the necessary actions to keep our team and customers safe. We partnered with Christie Brinkley to donate a portion of the proceeds made from online orders of Bellissima products through our website, bellissimaprosecco.com, to Direct Relief to aid in relief efforts for COVID-19. The campaign ran initially for the month of April and was extended through May 2020.

For brick-and-mortar distribution, as well as e-commerce, significant market drivers exist as a result of the COVID-19 outbreak. While people are having to stay home, and many bars are closed across the country, wine and liquor stores and e-commerce sites are seeing brisk business.

•	Newsweek wrote on April 1, 2020, “U.S. Alcohol Sales Increase 55 Percent In One Week Amid Coronavirus Pandemic”
•	Business Insider wrote on April 15, 2020, “E-commerce alcohol sales are exploding, with direct to consumer shipments in March reaching $423 million, slightly more than 20% of the off-premise market, according to Nielsen.” – “Alcohol sales are booming, with total sales up 25% in the week ending April 4 according to Nielsen.”
•	New York Magazine wrote on March 18, 2020, “New York’s Booze Deliveries Are Skyrocketing.”
•	The Dallas Morning News wrote, “Dallas-area wine shops seeing an increase in sales and delivery requests amid coronavirus pandemic.”
•	The Houston Chronicle wrote, “‘It’s just absolutely crazy’: Houston floods liquor stores after bars close over coronavirus.”

Online sales are outperforming other sectors as reflected by Amazon (Nasdaq: AMZN) substantially outperforming the S&P. If you search for our Bellissima line on Google shopping, you see our products prominently featured:

44 Seabro Avenue Amityville, NY 11701	OTCQB:ICNB	www.iconicbrandsusa.com

Bellissima Prosecco and Sparkling Wines are available for online orders and delivery through Splash Wines. Splash Wines delivers to most states and is offering free shipping using the promo code BELLISSIMA. We are well positioned to generate more revenue from online sales during this shift in the economy. All our online platforms are doing well, and they are meeting market needs with solid inventory reserves.

Recent Highlights and Upcoming Goals:

•	We have seen consistent increases in unit sales from October through April.
•	Total revenue for Q1 2020 was $405,886 for the three months ended March 31, 2020, and $121,913 for the three months ended March 31, 2019, an increase of 233%.
•	Gross profit for the first quarter of 2020 increased 279% compared to the same period in the previous year.
•	Reported total revenue for FY 2019 increased 114% year-over-year, driven by sales of Bellissima Prosecco and Sparkling Wines and Hooters Spirits.
•	Reported revenue for Q4 2019 increased 370% compared to the same period in the previous year, with the fourth quarter revenue growth greater than the previous three quarters combined.
•	We partnered with Christie Brinkley to donate a portion of the proceeds made from online orders of Bellissima products through our website, bellissimaprosecco.com, to Direct Relief to aid in relief efforts for COVID-19.
•	In March 2020, we announced the signing of Chase Elliott, driver of the No. 9 Hooters Chevrolet Camaro ZL1 1LE, as a Brand Ambassador for our premium line of Hooters Spirits in a multi-year deal that includes personal appearances at select Hooters Spirits events.
•	Elliott, the reigning two-time NASCAR Cup Series Most Popular Driver, has won six races since joining the NASCAR Cup Series full time in 2016 with the powerhouse Hendrick Motorsports team and has qualified for the NASCAR Playoffs each season. Prior to his debut in the premier Cup Series, Elliott won the 2014 NASCAR Xfinity Series Championship before finishing that series’ championship runner-up the following season in 2015.
•	In February 2020, our Brand Partner and Celebrity Spokesperson, Christie Brinkley, hosted a series of Après Ski events at The Snow Lodge in Aspen, CO. The events had an ice bar and featured Bellissima Prosecco and Sparkling Wines, wines made with organic grapes, and Bambinis (375ml) available in all three expressions.
•	In segments with QVC in December ’19 and January ’20, we sold an estimated 40,000 bottles of Bellissima Prosecco and Sparkling Wines.
•	We were also featured on QVC in April ’20 and sold an estimated $300K worth of product. We expect to be back on QVC in June because of the demand. We will be featuring our Bambini 375ml half bottles.
•	We announced that Hooters Spirits are available for online order and delivery through Sip Whiskey.
•	We announced that Hooters began selling Hooters Spirits by the bottle out of its corporate restaurants.
•	Brand Partner Christie Brinkley was on the cover of Wine Enthusiast and featured in the online version of the article - https://www.winemag.com/2020/03/30/christie-brinkley-wine-interview/

44 Seabro Avenue Amityville, NY 11701	OTCQB:ICNB	www.iconicbrandsusa.com

Bellissima Prosecco Brand

The Bellissima line of Prosecco and Sparkling Wines, all made with Organic Grapes and Certified Vegan and Gluten Free, has seen solid demand across its verticals. Our Bellissima Zero Sugar Sparkling Wine is gaining solid traction and is becoming synonymous with healthy wine. We have noticed that more and more people are choosing the Zero Sugar Sparkling Wine as their first choice in the space. We had great success selling Bellissima Prosecco and Sparkling Wines on the December and January segments on QVC that amounted to an estimated 40,000 bottles sold. We had another successful outing on QVC in April, with an estimated $300K in sales. During these trying times, social events have come to a standstill; however, Brand Partner, Christie Brinkley, continues to promote the brand from her home, including airing live segments on QVC. Our inventory is very healthy, and our online sales are going well.

Growing Online Interest

If you search for “Bellissima” on Google, you may see a box like the one below pop up. This is organically generated due to the online searches for Bellissima.

Last year, interest in Prosecco on the internet increased by a factor of 4. The run-up in interest coincided with us selling 30,000 bottles on QVC.

44 Seabro Avenue Amityville, NY 11701	OTCQB:ICNB	www.iconicbrandsusa.com

Hooters Spirits Brand

Hooters Spirits are available in Hooters corporate restaurants in 22 states across the United States as well as a growing number of Hooters franchise restaurants, with expansion plans for distribution of Hooters Spirits products into off-premise retail locations. Hooters Spirits premium line of alcohol includes Vodka, Gin, Rum (Dark & Light), Tequila (Silver & Gold), American Whiskey and Hooters Heat Cinnamon Whiskey.

Although we couldn’t have foreseen NASCAR and almost every professional sport in the U.S. and around the world coming to a halt, we are proud to have signed Chase Elliott as a Brand Ambassador for Hooters Spirits. Signing an athlete of his caliber is a monumental milestone for Iconic and Hooters. Chase’s work ethic, skills and talent – combined with his established loyal fan following – made him the ideal choice. We believe that this will be pivotal in raising awareness of Hooters Spirits and Iconic Brands. This will also lead to increased exposure and future sales going forward. It is a multi-year deal that we are incredibly excited about.

Beyond adding Chase as a brand ambassador and continuing the expansion of Hooters Spirits into Hooters franchise restaurants and off-premise retail locations, we are pleased to announce that Hooters sells Hooter’s Spirits to-go by the bottle with purchase of food in all corporate restaurant locations in the states that are eligible, including: Alabama, Indiana, Nebraska, Maryland, Missouri, Iowa, Illinois, Florida and the city of Atlanta (downtown location only).

Iconic was able to make Hooters Spirits available for online order and delivery through Sip Whiskey. Sip Whiskey delivers to all states where permissible by law. This comes at a time when delivery and online are in higher demand than ever before.

BiVi Sicilian Vodka by Chazz Palminteri

Our 100% Sicilian Vodka, BiVi, will be marketed later this year with a focus on key target markets. We are happy with the progress we are making on that front.

Series G Convertible Preferred Stock Financing

In January we raised $1.5 million by selling 1,500 shares of the Company’s series G convertible preferred stock and warrants to purchase 1,200,000 shares of our common stock. These funds are helping us ramp up sales and shift to more focus on online sales.

44 Seabro Avenue Amityville, NY 11701	OTCQB:ICNB	www.iconicbrandsusa.com

Going Forward

These are truly unprecedented times, but we have a strong team and are working tirelessly to mitigate any disruptions to our consumers. We are coming off a strong year and a solid first quarter. We’ve ramped up inventory, increased our online platform exposure and strengthened our brands, and we are in the midst of discussions and anticipate signing a major company for a private label relationship. We signed Chase Elliott, one of the most marketable drivers in the world, as a brand ambassador. He is the #1 NASCAR driver in licensed merchandise sales for 2018, 2019, and currently for 2020, by at least a 2:1 margin over the #2 driver, and we plan to take advantage of that popularity throughout this new partnership.

We are building traction, the market is responding well to all our brands, and we continue to add more product lines and brands to our portfolio of wines and spirits. Although our excellence and strong financial performance have not yet been reflected in our share price, we believe that in due time, we will be able to produce very meaningful value to our shareholders.

One of our goals over the next 12 months is to uplist our shares to a national stock exchange such as the Nasdaq or New York Stock Exchange. We feel this will help Iconic on many levels from business development to sponsorship, analyst coverage, liquidity as well as institutional awareness of the value proposition we represent to the marketplace. Please keep an eye out for developments along these lines as we are looking to strengthen our Board of Directors and Management Team in preparation for this goal. We will continue sharing our progress with you in the coming months.

Best regards,

Richard DeCicco

CEO

Iconic Brands Corporation

Forward-Looking Statements

This letter may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov.

44 Seabro Avenue Amityville, NY 11701	OTCQB:ICNB	www.iconicbrandsusa.com